Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-96420, 333-19159, 333-43474, 333-83628, 333-100404, 333-122405, 333-142818, 333-163318, 333-166623, 333-172396), on Form S-4 (No. 333-176188) and on Form S-3 (Nos. 333-163354 and 333-176190) of MEMC Electronic Materials, Inc. of our report dated February 29, 2012, except as it relates to the restructuring, impairment and other charges disclosed in Note 3, the goodwill and intangible assets disclosed in Note 12, the reportable segments disclosed in Note 22, and the subsequent events disclosed in Note 23 as to which the date is May 9, 2012, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the accompanying Form 8-K.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple-deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

The Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010).

/s/ KPMG LLP

St. Louis, Missouri
May 9, 2012